EXHIBIT 10(F)

THIRD AMENDED AND RESTATED

PACCAR Inc

RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

Restricted Stock Grant Agreement

This Restricted Stock Grant Agreement (the "Agreement") is entered into as of the ___ of ________ 20__ (the "Grant Date") between PACCAR Inc (the "Company") and ______________ (the "Grantee"). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Third Amended and Restated PACCAR Inc Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the "Plan").

The Plan provides for the grant of Restricted Stock to the Company's Non-Employee Directors. Accordingly, the Company and the Grantee hereby agree as follows:

1. Grant. The Company hereby grants to the Grantee a Restricted Stock Grant (the "Grant") of ____________ shares of Common Stock. The Grant will be subject to the terms and conditions of the Plan and this Agreement. The Grant constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of the shares of Restricted Stock.

2. Stock Certificates. The Company will set up a book entry Restricted Stock account for each Non-Employee Director with the Company’s transfer agent for the Restricted Stock as soon as practicable. The Company will distribute the Common Stock in certificate or noncertificate form to the Grantee or, if applicable, his or her beneficiary, when the stock becomes unrestricted in accordance with Section 4 of this Agreement.

3. Rights as Stockholder. On and after the Grant Date, and except to the extent provided in the Plan and this Agreement, the Grantee will be entitled to all of the rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive dividends and other distributions payable with respect to the Restricted Stock.

4. Removal of Restrictions. The Restricted Stock may not be sold or otherwise transferred (except as provided in Section 9) until the earlier of: (a) the third anniversary of the Grant Date; (b) the Termination of service as a director by reason of Retirement, disability or death in accordance with Section 10 of the Plan; or (c) a change of control of the Company as provided in Section 11 of the Plan.

5. Forfeiture of Restricted Stock. The Restricted Stock grant shall be forfeited and the Grantee shall cease to be a shareholder with respect to such forfeited stock if service as a director is terminated before the third anniversary of the Grant Date for any reason other than those specified in Section 4 above. In such circumstances, the forfeited shares shall be deemed canceled and no longer outstanding as of the date of Termination.

6. Terms and Conditions of Distribution.

(a) The Company is not required to issue or deliver any Common Stock certificates before completing the steps necessary to comply with applicable federal and state securities laws (including any registration requirements and regulations governing short swing trading of securities) and applicable stock exchange rules and practices. The Company will use commercially reasonable efforts to cause compliance with those laws, rules and practices.

(b) If the Grantee dies before the Company has distributed any Restricted Stock, the Company will distribute Common Stock certificates to the beneficiary or beneficiaries the Grantee designated, in the proportions the Grantee specified. To be effective, a beneficiary designation must be made in writing and filed with the Company. If the Grantee failed to designate a beneficiary or beneficiaries, the Company will distribute Common Stock certificates to the Grantee's surviving spouse or, if there is none, to his or her estate. The Company will distribute the stock no later than six months after the Grantee's death.

7. Legend on Stock Certificates. The Company may require that Common Stock certificates for Restricted Stock distributed to the Grantee prior to becoming unrestricted pursuant to this Agreement bear any legend that counsel to the Company believes is necessary or desirable to facilitate compliance with applicable securities laws.

8. Plan and Agreement Not a Contract of Employment or Service. Neither the Plan nor this Agreement will be construed to confer any legal right of the Grantee to remain in the Service of the Company.

9. Nontransferability. Shares of Restricted Stock shall not be assigned, attached, or otherwise subject to any creditor's process or transferred by the Grantee other than by will or the laws of descent and distribution, or pursuant to a trust created for the benefit of the Non-Employee Director or his or her family or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code, Title I of ERISA or the rules thereunder. The restrictions set forth in the Plan and this Agreement shall apply to the shares of Restricted Stock in the hands of a trustee or Non-Employee Director's former spouse.

10. Administration. The Nominating and Governance Committee of the Board of Directors (the “Committee”) administers the Plan and this Agreement. The Committee shall have sole discretion to interpret the Plan and this Agreement, amend and rescind rules relating to its implementation and make all determinations necessary for administration of the Plan and this Agreement. The Grantee's rights under this Agreement are expressly subject to the terms and conditions of the Plan, including continued shareholder approval of the Plan, and to any guidelines the Company adopts from time to time. The Grantee hereby acknowledges receipt of a copy of the Plan.

11. Sole Agreement. The Grant is in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if the provisions of the Plan were set forth fully herein. In the event that the terms of this Grant conflict with the terms of the Plan, the Plan shall control. This Agreement is the entire Agreement between the parties to it, and any and all prior oral and written representations are merged into and superseded by this Agreement. This Agreement may be amended only by written agreement between the Grantee and the Company.

12. No Limitation on Rights of the Company. The award of Restricted Stock does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

13. Share Adjustments. If there are any changes in the number or value of shares of Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers or other events as stated in Section 8 of the Plan, then proportionate adjustments shall made to the number of shares of Common Stock in order to prevent dilution or enlargement of rights. This provision does not, however, authorize the delivery of a fractional share of Common Stock under the Plan.

14. Notice. Any notice or other communication required or permitted under the Plan or this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender's expense. Notice will be deemed given when delivered personally or, if mailed, three days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to PACCAR Inc, Attention: Company Secretary. Notice to the Grantee should be sent to his or her business address.

15. Data Privacy. By entering into this Agreement, Grantee: (a) agrees to disclose certain personal data requested by the Company to administer the Plan and expressly consents to the Company’s processing such data for purposes of the implementation or administration of the Plan and this Agreement; (b) waives any data privacy rights Grantee may have with respect to such data; and (c) authorizes the Company and any of its authorized agents to store and transmit such information in electronic form.

16. Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or other event.

17. Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of Washington as such laws are applied to contracts entered into and performed in such State.

In Witness Whereof, the Company and the Grantee have duly executed this Agreement as of the day and year first above written.

Grantee PACCAR Inc

____________________________ By: